SERVICING AGREEMENT

SCHEDULE A

For its services under this Servicing Agreement, Calvert Shareholder Services, Inc., is entitled to receive from the Calvert Funds (Except Acacia Capital Corporation) fees as set forth below:
Fund and Portfolio	Annual Account Fee*	Transaction Fee
First Variable Rate Fund
First Variable Rate Fund (d/b/a Calvert First Government Money Market)	$11.59	$.84

Calvert Tax-Free Reserves
Money Market	13.35	.97
Limited-Term	3.67	.42
Long-Term	2.67	.31
California Money Market	12.74	.93
Vermont Municipal	3.40	.39

CALVERT MUNICIPAL FUND, INC
California Intermediate	3.48	.40
National Intermediate	3.31	.38

calvert cash reserves
Institutional Prime Fund	11.83	.86

THE CALVERT FUND

Income 4.22 .48

New Vision Small Cap 5.90 .67

Calvert Short Duration Income Fund 3.75 .40

CALVERT SOCIAL INVESTMENT FUND

Money Market 11.92 .87

Bond 4.85 .55

Balanced 4.63 .53

Equity 5.24 .60

Managed Index 5.24 .65

Technology 6.00 .65

CALVERT WORLD VALUES FUND, INC.

International Equity 5.36 .61

Capital Accumulation 6.26 .72

CALVERT SOCIAL INDEX SERIES, INC.

Calvert Social Index Fund 6.00 .65

CALVERT IMPACT FUND, INC.

Calvert Large Cap Growth Fund 6.00 .65

Acacia Capital Corporation fee is as follow:

.03% (three basis points) on the first $500 million of average net assets and .02% (two basis points) over $500 million of average net assets, minus the fees paid by Acacia Capital Corporation to State Street Bank and Trust pursuant to the State Street Agreement (except for out of pocket expenses).

Restated December 5, 2001